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Exhibit 10.27

Chairman of the Board of Directors Performance Incentive Bonus Plan

Table of Contents

Plan Objectives	Page 1
Plan Administration	Page 1
Plan Period	Page 1
Eligibility	Page 1
Cash Performance Incentive Bonus	Page 1
Performance Goals	Page 1
Cash PIB Payouts	Page 2
Other Important Plan Details	Page 2
Employment at Will	Page 2
Board of Directors/Compensation Committee Discretion	Page 2

Plan Objectives

        The McDATA Chairman of the Board of Directors Performance Incentive Bonus Plan ("Plan") was developed to provide compensation to the Chairman of the Board for the successful completion of annual goals established by the Board of Directors.

Plan Administration

        The Board of Directors and its selected designees in Human Resources will administer this Plan as approved by the Compensation Committee of the Board of Directors ("Compensation Committee"). The Compensation Committee must approve any material exceptions to this Plan, and retains the right to amend or discontinue this Plan in whole or in part at any time with or without notice to the Chairman of the Board.

Plan Period

        The effective Plan period is from January 1, 2002 through December 31, 2003, with performance measured and rewarded on an annual basis. Unless otherwise revoked by the Board of Directors, the Plan will renew on an annual basis, subject the the establishment of new goals for each year.

Eligibility

        Plan participation is limited to McDATA Corporation's Chairman of the Board of Directors (the "Chairman").

        To be eligible for annual rewards under the Plan, the Chairman must be in an active status defined as being a regular full-time employee on McDATA's US or international payroll. Active status an approved leave of absence, subject to proration as described in this document.

        Eligibility begins on the date the Chairman meets the above eligibility requirements and ends the date he or she does not. A Chairman who enters an eligible status during the plan period will have participation in the Plan effective as of that day and will then be eligible for a prorated cash bonus payout in that quarter based on their actual days of eligible participation beginning with the date of hire.

        The Chairman must be employed through the last day of a year to receive payment under the Plan based on that year's performance.

        The Chairman will be deemed to be ineligible for the Company's Profit Sharing Plan. Any changes to Plan eligibility must be approved by the Compensation Committee.

Cash Performance Incentive Bonus

        A cash performance incentive bonus (PIB), approved in January 2002 by the Board, may be payable under the Plan when annual targets established by the Compensation Committee at the beginning of each year, are met or exceeded.

Performance Goals

        At the beginning of each year, performance goals including financial metrics or other objectives will be established by the Compensation Committee, and attached to this document as Appendix A. The Chairman will be provided with these goals, subject to any applicable weighting or other provisions established by the Compensation Committee, and will also be provided with potential annual PIB earnings.

Cash PIB Payouts

        If applicable, the payout of cash awards will occur annually as soon as administratively feasible after the first Board of Directors meeting following the end of the year.

        A Chairman terminating employment with the company on or before the last day of the year for reasons other than death or permanent disability will not be eligible for a cash PIB payout under this Plan.

        All cash PIB amounts are stated in gross terms and will be paid net of applicable taxes and other deductions as required by law. Cash PIB payments under this Plan are considered eligible earnings for the McDATA Employee Stock Purchase Plan and the McDATA Retirement Savings Plan, but not for purposes of the Company's life, disability, or other benefit plans.

Other Important Plan Details

        Cash awards payable to the Chairman on any type of approved leave of absence will be prorated based on the number of days worked during the quarter.

        In the event of the death of a Chairman during the year, applicable bonus payments will made to the Chairman's designated beneficiary or to the estate in the absence of a designated beneficiary on the regular bonus delivery date based on the actual completion of service during the year and the level of achievement of current annual objectives.

Employment at Will

        The above information does not constitute a guarantee of work, job status or employment for any period of time. The employment of the Chairman may be terminated at will at any time by either party, with or without prior notice. This Plan does not create a contract of employment, either expressed or implied, between the Chairman and the Company.

Board of Directors/Compensation Committee Discretion

        This Plan has been approved by the Compensation Committee who may, with approval of the Board of Directors, alter, extend or revoke the Plan or any other Plan provisions without prior notice to the Chairman. The Plan may be terminated at any time. The Chairman will be notified in a timely manner of any material changes to the Plan.

        The Compensation Committee may approve changes to the Chairman's eligibility under the Plan, including an altered payment either retrospectively or in advance.

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  Exhibit 10.27
Table of Contents
  Plan Objectives
  Plan Administration
  Plan Period
  Eligibility
  Cash Performance Incentive Bonus
  Performance Goals
  Cash PIB Payouts
  Other Important Plan Details
  Employment at Will
  Board of Directors/Compensation Committee Discretion